Exhibit 10.11

Three Parties Agreement

Party A: Softto Smart Brand Management Co., Ltd.

Party B: Sihua Wang

Party C: Yuhao Liang

Whereas,

Party A has a right of credit against Party B in the amount of RMB 1,766,552.50 (RMB One Million Seven Hundred Sixty-Six Thousand Five Hundred Fifty-Two Yuan and Fifty Cents), and Party A owes a debt to Party C in the amount of RMB 2,580,747.04 (RMB Two Million Five Hundred Eighty Thousand Seven Hundred Forty-Seven Yuan and Four Cents). In accordance with the Civil Code of the People’s Republic of China and other relevant laws, Party A, Party B and Party C hereby reach the following agreement regarding the debt of RMB 1,766,552.50:

1.	All three parties, Party A, Party B and Party C, agree that on the date of signing this agreement (July 31, 2024), Party C shall assign the right of credit it holds against Party A to Party B.

2.	Following the assignment, Party A and Party B agree to offset the debt of RMB 1,766,552.50 between them. As a result, the debtor-creditor relationship between Party A and Party B shall be deemed extinguished.

3.	Following the assignment, Party A still owes Party C a remaining debt of RMB 814,194.54, which Party A shall duly repay. Matters related to the assignment between Party B and Party C shall be handled by themselves and have no relation to Party A.

4.	Miscellaneous

4.1.	This agreement is made out in triplicate. Each of Party A, Party B and Party C holds one copy, all of which have equal legal effect. The agreement shall become effective upon affixation of official seals and signatures of the legal representatives or authorised agents of all parties.

4.2.	Any disputes arising from the performance of this agreement shall be resolved through consultation among the three parties. If consultation fails, a lawsuit shall be filled with the People’s Court located in Party A’s jurisdiction.

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Party A (Seal):

Party B (Signature):

Party C (Signature):